EXHIBIT 11


                 FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                              March 31
                                                  -----------------------------
                                                       1998            1997
                                                  --------------  -------------
Basic earnings per share
------------------------
Income applicable to common shareholders           $30,760,000    $29,020,000

Weighted average number of common shares
  outstanding(a)                                    39,312,775     38,781,538

Basic earnings per share                                  $.78           $.75


Diluted earnings per share
---------------------------
Income applicable to common shareholders           $30,760,000    $29,020,000
Interest expense on convertible
       debentures, net of tax                        1,640,000      1,667,000
                                                  --------------  -------------
          Diluted income                           $32,400,000    $30,687,000
                                                  =============   =============
Weighted average number of shares
  outstanding(a)                                    39,312,775     38,781,538
Restricted shares expected to be earned                188,082        151,198
Options assumed to be exercised                        903,708        331,357
Convertible debentures assumed to be converted       2,976,958      3,017,276
                                                  --------------  -------------
          Average shares for diluted computation    43,381,523     42,281,369
                                                  =============   =============
Diluted earnings per share                                $.75           $.73

(a) Excludes restricted shares which are issued subject to risk of forfeiture during a vesting period.

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